Exhibit 28(i)

April 28, 2015

Clipper Funds Trust
2949 East Elvira Road, Suite 101
Tucson, Arizona  85756

Ladies and Gentlemen:

We have acted as counsel to Clipper Funds Trust, a Delaware statutory trust (the "Company"), with respect to certain legal matters in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest of the Company in Registration Statement on Form N-1A (Registration Statement Nos. 333-124255 and 811-21758).

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Amended and Restated Declaration of Trust and Amended and Restated Bylaws of the Company, actions of the Board of Trustees authorizing the issuance of Shares and the Registration Statement.

Among other things, the Registration Statement is deemed to register the Shares pursuant to Rule 24f-2 under the Investment Company Act of 1940. You have advised us that the Company will, from year to year, timely file a notice pursuant to Rule 24f-2 perfecting the registration of the Shares sold by the Company during each fiscal year during which such registration of an indefinite number of Shares remains in effect. You have also informed us that the Shares will be sold in accordance with Section 5(b) of the Act.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the Amended and Restated Declaration of Trust and the actions of the Board of Directors authorizing the issuance of the Shares, and the receipt by the Company of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ Greenberg Traurig, LLP